Exhibit 99.1

FOR IMMEDIATE RELEASE

ITRON APPOINTS LEROY NOSBAUM AS PRESIDENT
AND CHIEF EXECUTIVE OFFICER

40-Year Industry Veteran Formerly Served as Itron Chairman and CEO; Brings Extensive Leadership and Management Experience

LIBERTY LAKE, Wash. - August 31, 2011 - Itron Inc. (NASDAQ: ITRI) announced today that LeRoy D. Nosbaum, 65, has been appointed president and chief executive officer, effective immediately. Mr. Nosbaum has also been appointed to the company's board of directors. Mr. Nosbaum previously served as Itron's chairman and chief executive officer and brings over 40 years of relevant industry experience.

Mr. Nosbaum succeeds Malcolm Unsworth who has retired as Itron's president, chief executive officer and a member of the board of directors.

Mr. Nosbaum first joined Itron in March 1996. He was named chief executive officer of Itron in 2000 and held the position of chairman and chief executive officer from 2002 to 2009.

“Our board is excited to welcome LeRoy back to Itron and believes he is the right person to lead the company through its next phase of growth and development,” said Jon E. Eliassen, chairman of the board of directors. “LeRoy is a proven leader who obviously knows our business exceptionally well. Under LeRoy's leadership, the company grew revenues ten-fold, from $193 million in 1999 to more than $1.9 billion in 2008. LeRoy has made countless contributions to Itron's growth and success and we are pleased to have him back at the helm.”

Mr. Nosbaum said, “I am delighted to rejoin Itron, a company that I know well and believe has outstanding potential. Itron is a great company with industry-leading products and technologies, exceptional employees and valuable customer relationships. It is an honor to once again be a part of the Itron team. I look forward to working with the board, management and talented employees to further the company's goals and position Itron to achieve its full potential.”

Eliassen added, “We thank Malcolm for his many valuable contributions during his long service with Itron. Malcolm played an important role in building Itron's industry leadership position and growing our presence internationally. We wish him all the best in his retirement.”

Prior to joining Itron, Mr. Nosbaum held various leadership positions at Metricom from 1989 to 1996. Prior to that, he spent 20 years with Schlumberger and Sangamo Electric in a variety of executive and management positions. He earned an undergraduate degree in electrical engineering from Valparaiso University. Mr. Nosbaum currently serves on the board of directors of Esterline Technologies Corporation and Quanex Building Products.

About Itron:
At Itron, we're dedicated to delivering end-to-end smart grid and smart distribution solutions to electric, gas and water utilities around the globe. Our company is the world's leading provider of smart metering, data collection and utility software systems, with nearly 8,000 utilities worldwide relying on our technology to optimize the delivery and use of energy and water. Our offerings include electricity, gas, water and heat meters; network communication technology; collection systems and related software applications; and professional services. To realize your smarter energy and water future, start here: www.itron.com.

For additional information, contact:

Steve Helmbrecht
Sr. VP & CFO
509-891-3389
Steve.helmbrecht@itron.com

Marni Pilcher
Director, Investor Relations
509-891-3847
marni.pilcher@itron.com